Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into effective as of June 26, 2017 (the “Effective Date”) between Biostage, Inc., a Delaware corporation (the “Company”), and First Pecos, LLC, a Texas limited liability company (“Investor”). The Company and Investor are at times individually referred to herein as a “Party” and, collectively, as the “Parties.”

In consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the terms and provisions of this MOU.

1.                  Investor agrees to purchase, and the Company agrees to sell to Investor, 9,700,000 shares of the Company’s common stock at a price per share of $0.315 or, to the extent limited by NASDAQ Rule 5635, shares of the Company’s preferred stock (the “Preferred Stock”) at $1,000.00 per share. For example, if Investor is limited by Rule 5635 or any other regulation to purchasing no more than 8,000,000 shares of the Company’s common stock at the price of $0.315, the Investor shall purchase and the Company shall sell to Investor, 8,000,000 shares of common stock and 535.5 shares of Preferred Stock (that when properly converted into common stock would result in the issuance of 1,700,000 shares of common stock). The Preferred Stock shall be convertible into common stock at a conversion rate equivalent to $0.315 per share of common stock and bear a cumulative annual dividend at the rate of 15% compounding annually, and shall not have any voting rights (provided the terms of the Preferred Stock may not be amended without the consent of the holders of Preferred Stock), but shall otherwise be senior to all of the Company’s other capital stock. The Preferred Stock shall be subject to a limitation on conversion to the extent required by NASDAQ Rule 5635 but shall have a mandatory conversion upon shareholder approval in compliance with Rule 5635. As additional consideration for the purchase by Investor of common stock (and Preferred Stock as applicable) the Company agrees to issue to the Investor warrants (the “Warrants”) with a five year term to purchase 9,700,000 shares of the Company’s common stock (or to the extent limited by Rule 5635, shares of Preferred Stock) at an exercise price of $0.315 per share, which such Warrants shall not be exercisable for six months following the Closing (as defined below). To ensure compliance with NASDAQ Rule 5635, the Warrants shall have ownership caps that restrict the exercise thereof until shareholder approval of the removal of such limitations in compliance with Rule 5635. The Warrants shall also have provisions regarding participation in rights offerings similar to the warrants previously issued by the Company or such other means that is the economic equivalent (provided that in no circumstance shall the number of shares underlying the Warrants, or the exercise price thereof, change). The closing of the sale and issuance of common stock, Preferred Stock and Warrants as noted above (the “Closing”) shall occur on or before August 15, 2017, unless otherwise agreed by the Parties.

2.                  Investor agrees to serve as a backstopping party to, and shall purchase in such capacity up to the maximum amount offered in, no more than two pro rata rights offerings conducted by the Company within twenty-four (24) months following the Closing Date up to an aggregate maximum amount for all such rights offerings (including shares issued to non-backstopping parties) of $14.0 million to provide for the funding of the Company’s 2017 and 2018 cash requirements as enumerated in the 2017 and 2018 Budgets (as defined below) on terms acceptable to Investor. The Company is not obligated to conduct either or both of such rights offerings, and any decision to conduct the same shall be in the sole and unfettered discretion of the Company.

3.                  The Company agrees to appoint persons nominated by the Investor (collectively, the “Board Designees”) to its Board of Directors and agrees to cause to be created vacancies for such purpose so that the number of Board Designees sitting on the Board of Directors as a percentage of all members of the Board of Directors following such appointment shall be proportional to the total aggregate percentage of the Company’s outstanding common stock owned by the Investor and its affiliates, with the number of Board Designees rounded up or down to the nearest whole number. At each meeting of stockholders of the Company at which directors are nominated and elected, the Company agrees to nominate for election at any such meeting, the respective Board Designees that Investor is entitled to designate and to take all necessary action to support the election of each such Board Designee and to oppose any challenges to any such Board Designee.

4.                  The Company agrees to include a proposal in its definitive proxy statement for its 2018 annual meeting of stockholders to approve the conversion of Preferred Stock and the issuance of common stock upon exercise of the Warrants in accordance with Rule 5635 and all other rules or regulations and agrees to use its best efforts to cause such proposal to be approved. If such proposal is not approved, the Company agrees to seek such approval from its stockholders every six months thereafter.

5.                  The obligations of Investor under this MOU are subject to the satisfaction of the following conditions (which may only be waived specifically by Investor in writing): (i) the Company shall prepare and provide to Investor budgets reasonably acceptable to Investor for years 2017 and 2018 (the “Budgets”); (ii) the Company shall have terminated its shareholder rights plan; (iii) the Company shall provide to Investor all its contracts or agreements which provide for payments of $10,000 or $1,000 or more per month or are otherwise material to the Company; (iv)  Saverio La Francesca and James McGorry shall waive any contractual rights they have to any compensation that is payable as a result of a change of control; (v) the Company’s officers and directors shall have agreed to vote in favor of the election of the Board Designees and the proposals set forth in paragraph 4 above; (vi) the Company’s common stock shall not have been delisted from NASDAQ prior to the Closing; and (vii) a material adverse event shall not have occurred prior to the Closing. The obligations of the Company under this MOU are subject to the Investor making customary representations and warranties, including without limitation, those required to ensure compliance with private placement regulations as well as that the Investor has sufficient capital to fund the initial private placement as well as the full backstop of the rights offerings, if conducted by the Company.

6.                  The definitive documentation will include covenants which provide that, (a) without the written consent of the Investor, the Company agrees: (i) not to make any material expenditure which is not in the Budgets or make expenditures for items in amounts which are materially in excess of the amounts set forth in the Budgets (materiality being defined as 0.005% of such amount) or (ii) terminate any key employee, except if termination is for cause as determined by the Board of Directors. To the extent permissible under applicable securities laws and regulations (including any applicable share limitations), the Company agrees to file a resale registration statement promptly following the Closing for the common stock purchased in accordance with this MOU and issuable upon exercise of the Warrants or conversion of the Preferred Stock and use its best efforts to maintain the effectiveness of such registration statement and to use its best efforts to maintain its NASDAQ listing.

It is agreed that this MOU sets forth binding obligations of the Parties. The Parties agree to enter into more extensive documents consistent with the terms hereof and containing customary terms and provisions for similar transactions. However, the Parties acknowledge and agree that this MOU sets forth the fundamental terms of their agreement and the failure to enter into more extensive documents shall not affect the binding nature of the terms, provisions and obligations set forth in this binding MOU and the Parties agree to consummate the transactions contemplated herein and perform their obligations in accordance with the terms hereof whether or not the Parties execute more extensive documents. In the event the Company fails to perform any of its obligations under this MOU or otherwise breaches this MOU, Investor may terminate this MOU by providing written notice to the Company and upon such termination the Company agrees to immediately pay the Investor a termination fee of $500,000 . Failure of the Company to maintain its NASDAQ listing, or failure of the Company and Investor to agree to any change in structure required in connection with NASDAQ approval thereof, shall not in any manner be deemed a breach of this Agreement by either party and in any such instance, either party may terminate this MOU on or before August 15, 2017 (and no termination fee shall be due hereunder) provided that such date shall be extended if necessary to obtain any NASDAQ approval.

The Parties acknowledge and agree that this MOU is binding on the signatories hereto and constitutes the entire agreement and understanding of the signatories with respect to the subject matter hereof and is not intended to confer on any other person any rights or remedies. Investor’s obligations hereunder may be performed by its affiliates and designees if approved by the Company in its reasonable discretion. All questions concerning the construction, validity, enforcement and interpretation of this MOU shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regarding to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretation and enforcement of this MOU shall be commenced exclusively in the state and federal courts sitting in the City of Houston. The Company agrees to reimburse or otherwise pay the reasonable legal, accounting and other expenses that the Investor actually incurs in connection with this MOU and the transactions contemplated hereunder, subject to a cap of $50,000, whether or not the Closing occurs. The reimbursement of such expenses shall not be required in the event the Company pays the Investor the termination fee.

IN WITNESS WHEREOF, the Parties have caused this MOU to be executed by their respective officers thereunto duly authorized as of the date first above indicated.

FIRST PECOS, LLC.		BIOSTAGE, INC.

By:	/s/ Leon Greenblatt	By:	/s/ James McGorry
	Name: Leon Greenblatt		Name: James McGorry
	Title: Manager		Title: Chief Executive Officer